UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 14, 2019

ACQUIRED SALES CORP.

(Exact name of registrant as specified in its charter)

Nevada	87-0479286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

31 N. Suffolk Lane, Lake Forest, Illinois	60045
(Address of principal executive offices)	(Zip Code)

847-915-2446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement

Termination of Agreement and Plan of Merger – CBD Lion LLC

On November 14, 2019, Acquired Sales Corp. terminated the Agreement and Plan of Merger (“Merger Agreement”) with CBD Lion LLC. Pursuant to the terms of the Merger Agreement executed on August 15, 2019, Acquired Sales Corp. agreed to acquire 100% of the ownership of Lion, subject to a number of conditions, for consideration of two million dollars ($2,000,000) in cash, plus five million (5,000,000) shares of unregistered common stock of the Company. To date, Acquired Sales Corp. has not paid any of the foregoing cash or stock consideration to CBD Lion LLC.

The material circumstances surrounding the termination of the Merger Agreement are set out in the letter dated November 14, 2019 from Acquired Sales Corp.’s legal counsel to CBD Lion LLC. The letter is attached as Exhibit 99.1 to this current report and is incorporated by reference.

In connection with the Merger Agreement, on August 8, 2019, Acquired Sales Corp. made a $300,000 loan to CBD Lion LLC to be used by CBD Lion LLC exclusively for growth capital (“Loan”). Due to termination of the Merger Agreement, and per Section 5.15 of the Merger Agreement, commencing on December 1, 2019, the Loan is to be repaid in six equal monthly installments of principal and interest due and payable on the first day of each calendar month. Interest on the principal balance is calculated at an annual rate of 6% commencing as of August 8, 2019.

There are no material early termination penalties incurred by Acquired Sales Corp. as a result of the termination of the Merger Agreement. Due to the termination, Acquired Sales Corp. no longer intends to change its name to CBD Lion Corp. The termination of the Merger Agreement is not currently anticipated to have a negative impact on the previously disclosed, proposed acquisition of Warrender Enterprise Inc. d/b/a Lifted Liquids.

Item 9.01 Financial Statements and Exhibits.

99.1Letter from Acquired Sales Corp. legal counsel Fox Rothschild LLP to CBD Lion LLC, dated November 14, 2019.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACQUIRED SALES CORP.

/s/ Gerard M. Jacobs

Gerard M. Jacobs

Chief Executive Officer

Dated:  November 14, 2019